Exhibit 10.1
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of January 1, 2005, between BRAND SERVICES, INC., a Delaware corporation (the "Company") and PAUL WOOD ("Executive") (as amended, restated, supplemented or otherwise modified from time to time, this "Agreement").

In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1.  Employment Term. Subject to the terms and conditions of this Agreement, the Company shall employ Executive for the employment term which shall be the period (the "Initial Employment Term") commencing January 1, 2005 (the "Effective Date") and ending on December 31, 2007; provided, however, that unless either the Company or Executive shall deliver written notice to the other of its or his intention not to extend the Employment Term (as defined below) for a successive one-year period at least 60 days prior to the termination of the then current Initial Employment Term or Extension Employment Term (as defined below), as applicable, then the Employment Term shall automatically extend for sequential one-year periods commencing on the last day of such Initial Employment Term or Extension Employment Term (each such sequential one-year extension period is herein referred to as an "Extension Employment Term", the Initial Employment Term taken together with any and all Extension Employment Terms is herein referred to as the "Employment Term", and the last day of a then effective Employment Term is herein referred to as the "Expiration Date").

2.  Position. Subject to the terms and conditions of this Agreement, Executive shall (i) serve as the Chief Executive Officer of the Company (the "Chief Executive Officer"), (ii) report directly to the Board of Directors of the Company (the "Board"), (iii) have the responsibility and authority to manage the Company’s day-to-day operations, and (iv) have such other duties and authority commensurate with such position as approved by the Board. Executive shall be appointed a member of the Board commencing the Effective Date. Notwithstanding the foregoing, the Company shall not be required to employ Executive after the expiration of the Employment Term in any capacity and the Executive is not required to accept any such employment. During the Employment Term, Executive shall devote substantially all of his business time and best efforts to the performance of his duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise. Executive agrees to relocate to the St. Louis, Missouri area on or prior to September 30, 2005 (or such later date as otherwise determined by the Board).

3.  Base Salary. For the Employment Term, while Executive is employed by the Company, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of not less than $400,000, payable bi-weekly in arrears, in accordance with the usual payment practices of the Company. Executive’s Base Salary shall be subject to periodic review by the Compensation Committee of the Board, not less frequently than annually, beginning January 1, 2006.

4.  Bonus.

(a)  With respect to each fiscal year during the Employment Term, Executive shall be eligible for a bonus of up to 150% of his Base Salary, to be determined annually in accordance with the Company’s annual bonus plan, as earned through the achievement of certain profitability and performance objectives which are annually developed by Executive and the Compensation Committee of the Board. The annual bonus plan shall have terms (including the terms of calculating bonuses) consistent with the terms of the Company’s bonus plan as in effect for 2005 (it being understood that (i) 85% of bonus payments shall be based upon the achievement of agreed-upon financial targets (with a 67% weighting for the achievement of year-over-year Consolidated EBITDA-growth targets and a 33% weighting for the achievement of share price-growth targets) and (b) 15% of bonus payments shall be based upon the achievement of qualitative targets). For the purpose of the foregoing, "Consolidated EBITDA" shall have the meaning ascribed to such term in the Company’s Credit Agreement, dated as of October 16, 2002 (as amended from time to time, the "Credit Agreement"). Notwithstanding any of the foregoing, neither Executive’s 2005 annual bonus nor his 2006 annual bonus shall be less than $225,000.

(b)  Any bonus payable hereunder shall be paid (i) at or about the same time bonuses are paid to the Company’s other senior executives as determined in consultation with the Board and (ii) to the extent applicable, in accordance with the plan pursuant to which the bonus is awarded.

5.  Equity Investment; Starting Bonus.

(a)  On the Effective Date, Executive shall (i) purchase 9,219 Class A Units of the Company ("Class A Units") for an aggregate purchase price of $125,000 and (ii) be issued 1,938 Class B Units of the Company ("Class B Units") in connection with such purchase of Class A Units.

(b)  On the Effective Date, Executive shall (i) be granted 7,375 Class A Units, (ii) be issued 1,550 Class B Units in connection with such grant of Class A Units and (iii) receive a payment of $50,000.

(c)  Executive shall enjoy the same rights and entitlements as a holder of such Class A Units and Class B Units purchased, granted or issued, as applicable, pursuant to Section 5(a) and (b) as are enjoyed by all other holders of similar amounts of Class A Units and Class B Units of the Company.

6.  Bonus Units. On the Effective Date, the Company shall grant Executive 150,000 fully-vested Class B Units (the "Bonus Units"). The Company shall reimburse Executive for (i) up to an aggregate maximum amount of $55,000, any federal or state income taxes actually incurred by Executive as a result of the Company’s grant to Executive of the Bonus Units pursuant to the immediately preceding sentence and (ii) any federal or state income taxes actually incurred by Executive as a result of any reimbursements made pursuant to the immediately preceding clause (i) and this clause (ii).

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7.  Participation in Leveraged Investment Plan. (a) On the Effective Date, (i) the Company shall grant Executive an option to invest in 150,000 unvested Class B Units (the "LIP Units") pursuant to the Company’s Leveraged Investment Plan (as in effect from time to time, the "Leveraged Investment Plan"), a copy of which is annexed hereto as Annex I, for an aggregate purchase price of $108,000, the consideration for which purchase shall, in accordance with the terms of the Leveraged Investment Plan, be funded in full with a loan that is 40% recourse to Executive.

(b)    All of the LIP Units shall vest upon the occurrence of a Distribution Event (as defined in the Company’s Limited Liability Company Agreement, dated as of October 16, 2002 (as amended from time to time, the "Limited Liability Company Agreement")). In the event that the Employment Term shall terminate prior to the occurrence of a Distribution Event, all unvested LIP Units shall forfeited by Executive and cancelled upon such termination.

8.  Stock Options. On the Effective Date, the Company shall grant Executive (i) 75,000 Time Based Class C Units of the Company (the "Time-Based Options") and (ii) 450,000 Performance Based Class C Units of the Company (the "Performance-Based Options" and, together with the Time-Based Options, the "Options"). Each of the Options shall (x) be subject to the rights and preferences set forth in the Limited Liability Company Agreement and (y) vest in accordance with the methodology set forth on Annex II. The Options will be structured to reflect the economic equivalent of an effective exercise price of $5.00 per Class C Unit.

9.  Employee Benefits. During the Employment Term while he is employed by the Company, Executive shall be:

(a)  entitled to participate on a basis no less favorable than other senior executives of the Company in all retirement, welfare benefit, perquisite and other plans and arrangements of the Company applicable to senior executives of the Company as in effect from time to time; provided such plans and arrangements are not duplicative of benefits, plans or arrangements otherwise provided to Executive hereunder or otherwise by the Company; provided further that, to the extent practicable, any waiting period applicable to Executive with respect to the effectiveness of any health care benefits plan of the Company shall be waived;

(b)  commencing 2005, entitled to take up to four weeks’ paid vacation annually; and

(c)  at Executive’s option, (x) entitled to participate in the Company’s automobile lease program or (y) reimbursed on a monthly basis for the lease of an automobile in an amount not to exceed $750 per month.

10.  Business Expenses; Relocation Expenses.

(a)  During the Employment Term, the Company shall reimburse such of Executive’s travel, entertainment and other business expenses as are reasonably and necessarily incurred by Executive during the Employment Term in the performance of his duties hereunder, in accordance with the Company’s policies as in effect from time to time.

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(b)  The Company shall reimburse such of Executive’s expenses as are reasonably and necessarily incurred by Executive in connection with his relocation to St. Louis, Missouri in order to perform his duties hereunder (including, without limitation, the reasonable and necessary cost of (i) temporary living accommodation incurred by Executive prior to such relocation, (ii) packing, unpacking and other moving services, (iii) closing costs and any "points" paid in connection with obtaining the financing required to purchase a home in the St Louis area and (iv) underwriting the sale of Executive’s home located at 5653 Brookstone Drive, Acworth, Georgia 30101, at a price determined by an appraisal firm selected by the Company and which is reasonably acceptable to Executive), in accordance with the Company’s policies as in effect from time to time; provided that, to the extent there shall be any inconsistency between the provisions of any such policy and the provisions of this clause (b), the provisions of this clause (b) shall prevail. The Company shall reimburse Executive for (x) any federal or state income tax actually incurred by Executive as a result of any reimbursements made pursuant to the immediately preceding sentence and (y) any federal or state income taxes actually incurred by Executive as a result of any reimbursements made pursuant to the immediately preceding clause (x) and this clause (y).

(c)  To the extent it shall not be practicable to obtain the waiver of any waiting period referred to in the second proviso to Section 9(a), the Company shall reimburse Executive for any premiums paid by Executive to maintain health care benefit plan coverage during the period from the Effective Date through the termination of such waiting period.

11.  Termination. Upon a termination of the Employment Term (it being understood that the delivery by either the Company or Executive of any notice of intention not to extend the Employment Term pursuant to and in accordance with Section 1 shall, for purposes of this Section 11, constitute a termination of the Employment Term by the party delivering such notice), Executive shall be entitled to the payments described in this Section 11.

(a)  For Cause by the Company; Termination by Executive other than for Good Reason. The Employment Term may be terminated prior to the Expiration Date either (i) by the Company for Cause (as defined below) or (ii) by Executive for any reason other than Good Reason, in each case upon no less than 30 days’ prior written notice to the other party.

If, on or after the Effective Date but prior to the Expiration Date, the Employment Term is terminated by the Company for Cause or by Executive for any reason other than Good Reason, (i) Executive shall be entitled to receive his Base Salary through the date of termination, any bonus that has been earned in accordance with Section 4 for a prior fiscal year but not yet paid, a payment of $50,000, and any unreimbursed business expenses and relocation expenses, payable promptly and in any event within 60 days following the later of the date of such termination and the date on which the appropriate documentation is provided and (ii) the Company shall be entitled to repurchase from Executive (a) the Class A Units then held by Executive at a price per unit equal to the face amount thereof, (b) the Class B Units then held by Executive at a price per unit equal to the greater of (x) the original purchase price therefor paid by Executive and (y) the Formula Value per Common Unit (as defined in the Limited Liability Company Agreement, the "Formula Value per Common Unit"), and (c) the vested Class C Units then held by Executive at a price per unit equal to the Formula Value per Common Unit.

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All other benefits following termination of the Employment Term pursuant to this Section 11(a) shall be determined in accordance with the plans, policies and practices of the Company.

(b)  Death; Disability; by the Company without Cause; Termination by Executive for Good Reason. The Employment Term shall terminate prior to the Expiration Date upon Executive’s death or Disability (as defined below). In addition, the Employment Term may be terminated prior to the Expiration Date by the Company without Cause and by Executive for Good Reason, in each case upon no less than 15 days’ prior written notice to the other party.

If the Employment Term is terminated prior to the Expiration Date by reason of Executive’s death or Disability or by the Company without Cause, or by Executive for Good Reason, subject to Executive’s continued compliance with the covenants set forth in Section 12, Executive shall receive (a) the amounts described under Section 11(a); (b) continued payment of Base Salary through the last day of the 12th month following such date of termination (the "Severance Period"); (c) continued coverage under the Company’s welfare benefit arrangements as in effect from time to time through the earlier of (A) the end of the Severance Period, and (B) such time as Executive is eligible to receive comparable welfare benefits from a subsequent employer; and (d) a bonus payment equal to (A) in the case of any such termination during 2005, $225,000 multiplied by a fraction (the "Pro Rata Factor"), the numerator of which shall be the number of days elapsed during the applicable year through Executive’s termination date and the denominator of which shall be 365 (366 for any leap year) and (B) in the case of any such termination during 2006 or any subsequent year, the amount of bonus for which Executive was eligible in accordance with Section 4 for the immediately preceding year, multiplied by the Pro Rata Factor, such bonus to be payable at the time bonuses are paid to the Company’s other senior executives with respect to the applicable year.

If the Employment Term is terminated prior to the Expiration Date by reason of Executive’s death or Disability, by the Company without Cause, or by Executive for Good Reason, or in connection with a Change of Control (as defined in the Credit Agreement), Executive will be entitled, subject to any limitations set forth in the agreements governing the Company’s outstanding indebtedness, to sell to the Company (a) the Class A Units then held by Executive at a price per unit equal to the face amount thereof, (b) the Class B Units then held by Executive at a price per unit equal to the greater of (x) $2.33 and (y) the Formula Value per Common Unit, and (c) the vested Class C Units then held by Executive at a price per unit equal to the Formula Value per Common Unit. All benefits following termination of the Employment Term pursuant to this Section 11(b) shall be determined in accordance with the plans, policies and practices of the Company.

(c)  Definitions. For purposes of this Section 11, the following terms shall have the following meanings:

(i)  "Cause" shall mean a determination by a majority of the members of the Board that any of the following has occurred:

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(A)  Executive’s willful and continued failure substantially to perform his duties under the Agreement (other than as a result of total or partial incapacity due to physical or mental illness);

(B)  An act or acts on Executive’s part constituting a felony under the laws of the United States or any other state thereof or any other jurisdiction in which the Company conducts business;

(C)  Executive’s being under the influence of illegal drugs or alcohol while performing his duties hereunder;

(D)  Any other willful act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its affiliates; or

(E)  Executive’s breach of the provisions of Section 12.

For purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.

(ii)  "Disability" shall mean Executive’s inability, as a result of physical or mental illness, to perform the duties of the position(s) specified in Section 2 for a period of 90 consecutive days or for an aggregate of 90 days in any twelve consecutive month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician selected by the Company and reasonably acceptable to Executive. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(iii)  "Good Reason" shall mean (i) the Company shall have so changed the level of Executive’s duties, responsibilities and authorities that an objective observer, considering Executive’s duties, responsibilities and authorities (as so changed) as a whole, would conclude there had been a material adverse change in the character of and the prestige associated with Executive’s duties, responsibilities and authorities in effect prior to such change, (ii) without Executive’s consent, the Company shall relocate its headquarters to a location that is more than 50 miles from the location of its headquarters as of the Effective Date, (iii) for so long as Executive shall be Chief Executive Officer, he shall be required to report directly to any person other than the Board or (iv) the Company shall commit a material breach of any of its material obligations hereunder.

(d)  Notice of Termination. Any purported termination of the Employment Term prior to the Expiration Date by the Company or by Executive shall be communicated by written notice of termination to the other party hereto, which notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.

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(e)  Release. Any payments by the Company to Executive under this Section 11 or in connection with any dispute arising under or in connection with this Agreement or relating to Executive’s employment with the Company (including payments pursuant to arbitration as provided for in Section 14(l) hereof) will be contingent upon the execution by Executive of a release of any claims Executive may have against the Company, its affiliates or any successor to the Company, such release to be in a form satisfactory to the Company in its sole discretion.

12.  Non-Competition/Confidential Information.

(a)  Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that during the Employment Term, and thereafter, through the twelfth (12th) month following Executive’s termination date:

(i)  Executive will not directly or indirectly engage in any business which is in competition with any line of business conducted or products offered by the Company or its affiliates as any such line of business or product exists or is in the process of being formed or acquired as of Executive’s termination date (including without limitation by performing or soliciting the performance of services for any person who is in such competition and is a customer or client of the Company or any of its affiliates), whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as holder of less than 2.5% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any geographic area in which the Company or any of its affiliates conducted any such competing line of business.

(ii)  Executive will not directly or indirectly assist others in engaging in any of the activities in which Executive is prohibited from engaging in by clause (i) above.

(iii)  Executive will not directly or indirectly (whether through another person or entity or otherwise) (w) induce or attempt to induce any employee of the Company or any of its affiliates to engage in any activity in which Executive is prohibited to engage by clauses (i) or (ii) above or to terminate his employment with the Company or any of its affiliates, (x) in any way interfere or attempt to interfere with the relationship between the Company or any of its affiliates, on the one hand, and any employee thereof, on the other hand, (y) employ or offer employment to any person who was employed by the Company or any of its affiliates unless such person shall have ceased to be employed by the Company or any of its affiliates for a period of at least 6 months or (z) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company.

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(iv)  Subject to the foregoing provisions of this Section 12, Executive will not serve as a member of the board of directors (or equivalent) of any entity other than (x) the Company, (y) any entity that is an affiliate of J.P. Morgan Partners, LLC and (z) any other entity as agreed in writing between Executive and the Company.

(b)  Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

13.  Specific Performance and Other Remedies. Executive acknowledges and agrees that the Company has no adequate remedy at law for a breach or threatened breach of any of the provisions of Section 12 and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond and without notice to Executive, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

14.  Miscellaneous.

(a)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

(b)  Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes any prior agreements between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. No provision in this Agreement may be amended unless such amendment is agreed to in writing.

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(c)  Continuation of Employment. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement.

(d)  No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or the Company, as the case may be.

(e)  Severability. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Section 12 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restriction in Section 12 or any other restriction contained in Section 12 is an unenforceable restriction against Executive, such provision shall not be rendered void but shall be deemed amended to apply to such maximum time and territory, if applicable, or otherwise to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in Section 12 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. In the event that any one or more of the other provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f)  Assignment. This Agreement shall not be assignable by either party without the consent of the other party.

(g)  Successors. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(h)  Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when faxed or delivered or two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed (i) to Executive at his address then appearing in the personnel records of the Company and; (ii) to the Company at the Company’s then current headquarters, with a copy to Brand Holdings, LLC, c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, NY 10020, Attention: Sean Epps; or (iii) to such other address as either party may have furnished to the other in writing in accordance herewith, with such notice of change of address being effective only upon receipt.

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(i)  Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state, local and any other applicable taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j)  Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to assure the agreed preservation of such rights and obligations.

(k)  Representations. Each party represents and warrants to the other that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or its obligations under this Agreement will not violate any agreement between him or it and any other person or entity

(l)  Arbitration. The parties agree that all disputes arising under or in connection with this Agreement, and any and all claims by Executive relating to his employment with the Company, including any claims of discrimination arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act or any similar federal, state or local law will be submitted to arbitration in the County of St. Louis in the State of Missouri to, at the Company’s option, either the CPR Institute for Dispute Resolution ("CPR") or the American Arbitration Association ("AAA"), in each case under the rules of the CPR or AAA, as applicable, then prevailing for the type of claim in issue. The parties each hereby specifically submit to the personal jurisdiction of any federal or state court located in the County of St. Louis in the State of Missouri for any such action and further agree that service of process may be made within or without the State of Missouri by giving notice in the manner provided herein.

In any action or proceeding relating to this Agreement, the parties agree that no damages other than compensatory damages shall be sought or claimed by either party and each party waives any claim, right or entitlement to punitive, exemplary, statutory or consequential damages, or any other damages, and each relevant arbitral panel is specifically divested of any power to award any damages in the nature of punitive, exemplary, statutory or consequential damages, or any other damages of any kind or nature in excess of compensatory damages.

(m)  Fees and Expenses. In the event of a dispute by the Company or Executive as to the validity or enforceability of, or liability under, any provision of this Agreement and with respect to any claims arising in connection with Executive’s employment with the Company, (i) each party shall pay its own legal fees and expenses incurred in connection with such dispute or claim, (ii) each party shall pay 50% of the fees charged by and other costs and expenses required to be reimbursed to CPR in connection with any matter submitted to CPR pursuant to Section 14(l) and (iii) the Company shall pay 100% of the fees charged by and other costs and expenses required to be reimbursed to AAA in connection with any matter submitted to AAA pursuant to Section 14(l). Notwithstanding any of the foregoing, the Company shall reimburse Executive for any reasonable, out-of-pocket legal fees he may incur in connection with the negotiation and execution of this Agreement.

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(n)  Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(o)  Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. Any reference to Executive in the masculine gender herein is for convenience and is not intended to express any preference by the Company for executives of any gender.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the date first written above.

Paul Wood
Date:	By:	/s/

Title Executive

The Executive acknowledges that this agreement contains an arbitration provision which may be enforced by either party hereto

BRAND SERVICES, INC.

Date:	By:	/s/

Title The Company

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ANNEX I

BRAND SERVICES, INC.

LEVERAGED INVESTMENT PLAN

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ANNEX II

OPTION VESTING

Time-Based Options:

One fifth (that is, 15,000) of the Time-Based Options shall vest on each anniversary of the Effective Date, provided that Executive shall continue to be employed by the Company as of such anniversary.

Performance Based Units:

The Performance-Based Options shall vest as follows.

Distribution Event :

As set forth in the table below, if a Distribution Event (as defined in the Limited Liability Company Agreement) occurs in any fiscal year of the Company prior to 2010:

•	100% (that is, 450,000) of the Performance-Based Options shall vest if the per Common Unit (as defined in the Limited Liability Company Agreement) price received in connection with such Distribution Event falls within the price range set forth opposite the percentage 100% and in the column for such fiscal year.

•	83.3% (that is, 375,000) of the Performance-Based Options shall vest if the per Common Unit price received in connection with such Distribution Event falls within the price range set forth opposite the percentage 83.3% and in the column for such fiscal year.

•	50% (that is, 225,000) of the Performance-Based Options shall vest if the per Common Unit price received in connection with such Distribution Event falls within the price range set forth opposite the percentage 50% and in the column for such fiscal year.

•	16.7% (that is, 75,000) of the Performance-Based Options shall vest if the per Common Unit price received in connection with such Distribution Event falls within the price range set forth opposite the percentage 16.7% and in the column for such fiscal year.

•	0% of the Performance-Based Options shall vest if the per Common Unit price received in connection with such Distribution Event falls within the price range set forth opposite the percentage 0% and in the column for such fiscal year.

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No Distribution Event; Termination:

If a Distribution Event does not occur prior to 2010, the percentage of Performance-Based Options that vests shall be the percentage that would have vested, in accordance with the methodology set forth above under "Distribution Event", had a Distribution Event occurred on December 31, 2009 at a price per Common Unit equal to the Formula Value per Common Unit as such date.

If the Employment Term shall have been terminated by the Company on or after the first anniversary of the Effective Date, and a Distribution Event shall have not occurred on or prior to such date of termination, the Applicable Percentage of the unvested Performance-Based Options shall vest on such date of termination. For the purposes of the foregoing, the term "Applicable Percentage" shall equal the product of (i) the percentage of Performance-Based Options that would have vested on such date of termination, in accordance with the methodology set forth above under "Distribution Event", had a Distribution Event occurred on such date of termination at a price per Common Unit equal to the Formula Value per Common Unit as of such date, times (ii) either (A) 40% if the date of such termination shall have occurred after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date, (B) 60% if the date of such termination shall have occurred on or after the third anniversary of the Effective Date but prior to the fourth anniversary of the Effective Date, (C) 80% if the date of such termination shall have occurred on or after the fourth anniversary of the Effective Date but prior to the fifth anniversary of the Effective Date, or (D) 100% if the date of such termination shall have occurred on or after the fifth anniversary of the Effective Date.

PERFORMANCE-BASED OPTION VESTING
Vesting Percentage (%)	Year 2005 ($)	Year 2006 ($)	Year 2007 ($)	Year 2008 ($)	Year 2009 ($)
100	≥6.30	≥11.20	≥18.90	≥24.85	≥30.80
83.3	≥5.40, <6.30	≥9.60, <11.20	≥16.20, <18.90	≥21.30, <24.85	≥26.40, <30.80
50	≥4.50, <5.40	≥8.00, <9.60	≥13.50, <16.20	≥17.75, <21.30	≥22.00, <26.40
16.7	≥3.60, <4.50	≥6.40, <8.00	≥10.80, <13.50	≥14.20, <17.75	≥17.60, <22.00
0	<3.60	<6.40	<10.80	<14.20	<17.60

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